Filed Pursuant to Rule 424(b)(2)
Registration No. 333- 267717

Prospectus Supplement
(To Prospectus dated October 3, 2022)
CATERPILLAR FINANCIAL SERVICES CORPORATION
$2,000,000,000
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES FOR CORPORATE CLASS

An investment in the Notes involves risks. See Risk Factors beginning on page 3 of the accompanying prospectus. In addition, prospective investors should carefully review the following risk factors, as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any pricing supplement. You should consult your own financial and legal advisers as to the risks involved in an investment in the Notes and whether an investment is suitable for you.

All of the money you invest will be used to purchase Notes for you. All investments in the Notes are investments in unsecured debt obligations of Caterpillar Financial. Only our assets are available to pay the principal and interest on the Notes. We do not maintain reserves for our obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are unsecured and are not obligations of or guaranteed, endorsed or insured by Caterpillar Inc., The Northern Trust Company, which acts as the agent bank for the Notes, or any other company. It is possible for you to lose some or all of your investment, including accrued interest, if we are unable to pay our debts, become bankrupt or seek creditor protection.

The Notes are not a money market fund, which is typically a diversified fund consisting of short term debt securities of many issuers. The Notes are not subject to the requirements of the Investment Company Act of 1940 (including those regarding diversification and quality of investments for money market funds) or the Employee Retirement Income Security Act of 1974, as amended. The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of Federal Deposit Insurance Corporation regulation or insurance or any other insurance. The Notes are not transferable, assignable or negotiable, they are not listed on any securities exchange, and there is no secondary market for the Notes. As a result, there is no public market valuation for the Notes.

The interest rate paid on investments in the Notes is set solely by Caterpillar Financial and may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time. The interest rate also does not necessarily bear any relation to the risks associated with or changes in our, or Caterpillar Inc.’s, creditworthiness, credit rating or financial condition and may not compensate you for any increase in credit risk of investment in Notes.

The Cat Financial PowerInvestment Notes (the “Notes”) for Corporate Class are designed to provide you with a convenient means of investing your money directly with Caterpillar Financial Services Corporation (“Caterpillar Financial”).

— THE NOTES —

•	are in book-entry form and have no stated maturity

•	are not rated by any rating agency and Caterpillar Financial does not anticipate receiving a rating

•	are issuable in any amount not to exceed $25,000,000 at any period of time

•	may be redeemed upon your demand as described in this prospectus supplement

•	have a principal amount equal to the total amount of your investment, plus reinvested interest, after deducting redemptions and fees, if any

•	earn a floating rate of interest to be determined solely by the Cat Financial PowerInvestment Committee or its designee. The initial interest rate applicable to the Notes and all subsequent changes to the initial interest rate will be disclosed in pricing supplements filed with the Securities and Exchange Commission (“SEC”) and posted on the Cat Financial PowerInvestment website at www.catfinancialpowerinvestment.com

•	earn interest which will accrue and be compounded daily and be automatically reinvested in Notes on the 15th day of each month

•	are subject to redemption and repurchase by Caterpillar Financial at any time

•	will rank equally and ratably with all other unsecured and non-subordinated indebtedness of Caterpillar Financial

•	are offered on a continuous basis. The outstanding principal amount of the Notes will increase and decrease from time to time. The maximum net aggregate principal amount of Notes that may be outstanding at any one time, together with any Variable Denomination Floating Rate Demand Notes offered to other investors under the registration statement relating to the Notes then outstanding, is $1,250,000,000

Please read this prospectus supplement, the accompanying prospectus and any pricing supplement carefully and retain for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement, the accompanying prospectus or any pricing supplement are truthful or complete.
Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 3, 2022

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information in this prospectus supplement, the accompanying prospectus and any pricing supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the Notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus supplement, the accompanying prospectus and any pricing supplement as of any date other than their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any pricing supplement or any sale of the Notes.

- i -

Unless the context otherwise indicates, the terms “Caterpillar Financial,” “Cat Financial,” “Caterpillar Financial Services,” “we,” “us” or “our” mean Caterpillar Financial Services Corporation and its subsidiaries, and the term “Caterpillar” means Caterpillar Inc. and its subsidiaries.

- ii -

SUMMARY

Issuer	Caterpillar Financial Services Corporation.
Principal Executive Office of Caterpillar Financial Services Corporation	2120 West End Avenue Nashville, Tennessee, 37203-0001.
Title of Securities	Variable Denomination Floating Rate Demand Notes.
Amount	Up to $2,000,000,000 aggregate offering price.
Investment Options	Check, see page S-5. Wire Transfer, see page S-5. Check Writing, see page S-6.
Redemption Options	Written Redemption, see page S-7. Telephone Redemption, see page S-7. Automatic Redemption, see page S-8. Automatic Clearing House Redemption, see page S-8.
Status	The Variable Denomination Floating Rate Demand Notes are unsecured debt obligations of Caterpillar Financial Services Corporation and rank equally and ratably with all of our other unsecured and non-subordinated debt. Only our assets are available to pay principal and interest on the Notes. The Notes are not obligations of or guaranteed, endorsed or insured by Caterpillar Inc., The Northern Trust Company, which acts as the agent bank for the Notes, or any other company. We do not maintain reserves for our obligations under the Notes and the Notes are not subject to any sinking fund. We have a support agreement with Caterpillar Inc. that provides, among other things, that Caterpillar Inc. will ensure that we will maintain a tangible net worth of at least $20 million. See page 5 of the accompanying prospectus.
Maturity	The Variable Denomination Floating Rate Demand Notes mature on demand.
Interest	The Variable Denomination Floating Rate Demand Notes pay a floating rate of interest to be

- S-1  -

determined solely by the Cat Financial PowerInvestment Committee, or its designee, as provided for in the Cat Financial PowerInvestment Plan. See page S-3.
Principal	The principal amount of each Variable Denomination Floating Rate Demand Note will equal all investments and reinvested interest less redemptions and fees, if any.
Fees	Fees, if any, will be assessed for checks returned due to insufficient funds, stop payment requests, wire redemptions, checks written for less than $250 and other special services. Information on fees charged with respect to the Variable Denomination Floating Rate Demand Notes is available on the Cat Financial PowerInvestment website at www.catfinancialpowerinvestment.com. See page S-9.
Form of Notes	The Variable Denomination Floating Rate Demand Notes will be issued in uncertificated form, see page 6 of the accompanying prospectus.
Maximum Total Investment	The total maximum investment for any one investor shall not exceed $25,000,000 at any period of time. See page S-4.
Redemption at option of Caterpillar Financial Services Corporation	The Variable Denomination Floating Rate Demand Notes may be redeemed by Caterpillar Financial Services Corporation at its option, see page S-4 and page 6 of the accompanying prospectus.
Agent Bank	The Northern Trust Company.
Tax Status	Interest credited to each of the Variable Denomination Floating Rate Demand Notes is reportable as taxable income for Federal tax purposes. Backup withholding may apply to certain persons, see page 10 of the accompanying prospectus.
Trustee	U.S. Bank National Association.
Rating	Caterpillar Financial Services Corporation has not requested, and does not anticipate receiving, a rating for the Variable Denomination Floating Rate Demand Notes from any rating agency.

- S-2  -

CAT FINANCIAL POWERINVESTMENT NOTES

General

The following statements about investing in the Notes are summaries of the Cat Financial PowerInvestment Plan (the “Plan”), a copy of which is filed as an exhibit to the Registration Statement for the Notes. If this summary differs in any way from the statements in the Plan, you should rely on the Plan. You may request a copy of the Plan by writing or calling us at 2120 West End Avenue, Nashville, Tennessee 37203-0001, Attention: Treasurer, (615) 341-1000.

All of the money you invest will be used to purchase Notes for you. Your investments in the Notes and interest thereon will be recorded on a register maintained by The Northern Trust Company, the agent bank. The principal amount of each Note will be equal to all investments in the Notes made by you, and reinvested interest, less redemptions and fees, if any. Accrued interest is available to you when it is reinvested on the 15th day of each month. Investors receive a monthly statement showing a summary of all transactions, including investments, redemptions, interest earned and any fees or charges and may also call toll-free at 1-800-233-2164 to obtain current information about their investment in the Notes. Redemption proceeds may be paid by either check or wire transfer.

Eligible Investors

•	Except as provided in applicable United States Treasury regulations, you must be a partnership or corporation or other business entity incorporated or established in or under the laws of the United States.

•	You must provide a valid U.S. federal tax identification number.

Interest Rate

The Notes will bear interest at a floating rate per annum to be determined by the Cat Financial PowerInvestment Committee, or its designee, on a weekly basis to be effective on the following Monday.

The interest rate we pay on the Notes for any particular period does not indicate or represent the rates we will pay in the future. The interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield or other investments which pay a fixed yield for a stated period of time. The interest rate does not necessarily bear any relation to the risks associated with or changes in our, or Caterpillar’s, creditworthiness, credit rating or financial condition. Interest on the Notes will accrue daily and will be compounded daily, based on a 365-day year. Accrued interest will be automatically reinvested in the Notes on the 15th day of each month and thereafter will begin to earn interest.

For information on the current interest rate being paid on the Notes, call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or access the Cat Financial PowerInvestment website at www.catfinancialpowerinvestment.com. None of the information contained at any time on this website is incorporated by reference into this document.

How to Invest

You may invest in the Notes at any time, without charge, by:

•	completing the application accompanying this prospectus supplement and forwarding the application with the return envelope;

•	by writing to Cat Financial PowerInvestment, P.O. Box 75956, Chicago, Illinois 60675-5956;

•	by calling 1-800-233-2164 for an investment package; or

- S-3  -

•	by accessing this prospectus supplement, the accompanying prospectus and application through the Internet at www.catfinancialpowerinvestment.com.

To invest in the Notes, you must select at least one of the applicable primary investment options and follow the procedures described below. You may make additional investments by any of the investment options described below. All investments must be made in U.S. dollars.

The minimum initial investment is $250.00 and you must maintain a minimum $250.00 investment in the Notes. Because of the relatively high cost of maintaining small investments, we reserve the right to redeem your investment if the investment balance is less than the minimum required investment balance of $250 for three consecutive months. You will be notified if your Notes will be redeemed and you will be permitted 30 days within which to make additional investments to increase your investment balance to the applicable minimum required investment before your investment is redeemed. If you do not, we may redeem the principal amount of your Notes, together with accrued and unpaid interest, and mail the proceeds to your registered address.

The total maximum investment for any one investor shall not exceed $25,000,000 at any period of time. If the amount of your investment exceeds the maximum, we may notify you in writing that we intend to redeem the amount of your investment in excess of $25,000,000. You will then have 30 days to redeem the excess portion of your investment. If you do not do so within a 30-day period, we will redeem the amount we have specified and mail a check to the registered holder of the Notes, less any tax withholding, if applicable, and any other fees discussed in this prospectus supplement or the accompanying prospectus. Interest on the redeemed amount shall cease to accrue on and after the effective date of the redemption. The maximum total investment in the Notes for any one investor is subject to change at the discretion of the Cat Financial PowerInvestment Committee without prior notice to investors.

As provided in the Plan, we have the right at any time to redeem immediately any Notes of an investor who we believe, in our sole judgment and discretion, is abusing or misusing the investment or redemption provisions applicable to the Notes or whose investments are otherwise inconsistent with the objectives of the Plan. In such circumstances, we will notify the investor of our intention to redeem in full the Notes on the third business day following the date of our notice. A final redemption check (less a service fee) will be sent to the investor in an amount equal to the principal amount of the redeemed Notes, including accrued and unpaid interest.

Your funds will be available for redemption on the date we credit the funds to your investment in the Notes, except for (a) investments by check, which will be available for redemption after seven business days from the date the check is credited to your investment, or such shorter time as may be determined from time to time by the Cat Financial PowerInvestment Committee or (b) such shorter time as may be determined from time to time by the Cat Financial PowerInvestment Committee or its designee, as permitted under the Plan. For further information on making investments, call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday.

To help fight the funding of terrorism and money-laundering activities, the U.S. government has passed the USA PATRIOT ACT, which requires banks, including our processing agent bank, to obtain, verify, record and, in certain circumstances, report information that identifies persons who engage in certain transactions with or through a bank. This means that, in order for you to invest in the Notes, we will need the name, street address (no P.O. boxes) and Tax identification number of your business.

- S-4  -

Primary Investment Options:

Investment Option	Procedures	Date Investment Credited
CHECKS
Anyone who invests in the Notes may use this investment option.	Your completed application should be accompanied by a check in an amount of $250.00 or more. Additional investments in an amount of $50 or more must be accompanied by the deposit stub provided with the monthly statement or provided with investment confirmation notices.	Investments by check will be credited and interest will begin to accrue on the first business day after the agent bank receives a check in proper form if the check is received prior to 9:00 a.m. Eastern time and on the second business day following receipt if the check is received after 9:00 a.m. Eastern time. Checks are accepted subject to collection at full face value in U.S. funds.
Your initial investment may be in any amount of $250 or more. Additional investments may be in any amount of $50 or more.	All checks should be made payable to Cat Financial PowerInvestment in U.S. dollars and drawn on a U.S. bank. Only corporate checks drawn on an account of that business will be accepted. Starter checks, credit card checks, cashier checks, travelers checks, money orders and third-party checks will not be accepted.	Investments made by check may be redeemed after seven business days from the date the check is credited to your investment or such shorter time as may be determined from time to time by the Cat Financial PowerInvestment Committee, or its designee, as permitted under the Plan.

WIRE TRANSFER

This investment option permits you to make investments in Notes by wire transfer.

Anyone who invests in the Notes may use this investment option, however, your initial investment may not be made by wire transfer.

Any investment following the initial investment may be made by wire transfer in any amount of $1,000 or more.

	Once you have invested in the Notes and have received your PowerInvestment number, you may invest by wire transfer by calling the agent bank toll free at 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday to advise them of the intent to make an investment by wire transfer, at which time the agent bank will provide you wire transfer instructions.	Investments made by Federal Funds wired to the agent bank will be credited as of, and interest will begin to accrue, no later than the next business day following receipt of funds by the agent bank, except that if wired funds are received by 2:00 p.m. Eastern time the funds will be credited to the investment and begin accruing interest the same day. If you wire funds other than Federal Funds to the agent bank, there may be a delay in crediting the wire investment to your investment in Notes. Neither the agent bank, nor we, will be responsible for delays in the funds wiring system.

- S-5  -

How to Redeem

Generally, you may redeem all or any part of your Notes without charges or penalties as more fully described below. However, you may redeem your entire investment in the Notes only by use of the Written Redemption option as described on page S-7 of this prospectus supplement. In such event, the principal amount of your Notes, together with accrued and unpaid interest, will be redeemed and the proceeds distributed in accordance with the procedures set forth below under Written Redemption. Requests for redemption should not be made to us or Caterpillar or its subsidiaries. If the amount to be redeemed represents an investment made by check, the redemption request will not be honored until after seven business days from the date the check is credited to your investment or such shorter time as may be determined from time to time by the Cat Financial PowerInvestment Committee, or its designee, as permitted under the Plan.

If you need more immediate access to your funds you may avoid this delay by investing in the Notes through one of the other available means of investment. If you are redeeming your entire investment in the Notes you will receive all accrued and unpaid interest.

Redemption checks will only be sent to the registered owner of the Notes at the registered investment address. For further information on redeeming investments in the Notes call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or write to: Cat Financial PowerInvestment for Corporate Class, P.O. Box 75956, Chicago, Illinois 60675-5956.

Redemption Option	Procedures	Date of Redemption/Date Interest Ceases to Accrue
CHECK WRITING

You will be provided with a supply of redemption checks free of charge. For your protection, we will accept for redemption only Cat Financial PowerInvestment checks. You may make redemption checks payable to the order of anyone in the amount of $250 or more.

We will not honor checks written for less than $250 and will return them to the presenter. In addition to having the check returned, we will charge a fee (as provided in the schedule of fees on the Cat Financial PowerInvestment website at www.catfinancialpowerinvestment.com) that will be debited directly from your investment balance in the Notes. The payee of a redemption check may cash or deposit the check like any personal or corporate check drawn on a bank. If the amount of a redemption check is greater than your investment balance, the check will not be honored and will be returned to the presenter by the agent bank. See “Fees” below for a discussion of certain fees in connection with the check redemption option.

As part of its application, a business shall include the individual(s) authorized to act on behalf of the business and may require either one or two signatures on any redemption check.

We will send redemption checks only to the business that is the registered owner of the Notes at the registered investment address. Your election of the check writing option does not create a checking or other bank account or a depositor or banking relationship with the agent bank or us.

You may order additional redemption checks by using the reorder form in your current checkbooks.

Redemption will be made on the date the redemption check is presented to the agent bank for payment. The amount of the Note to be redeemed will continue to accrue interest to, but not including, the day the redemption check is presented for payment.

- S-6  -

Redemption Option	Procedures	Date of Redemption/Date Interest Ceases to Accrue
WRITTEN REDEMPTION
You may redeem investments in the Notes at any time by requesting redemption in writing sent to: Cat Financial PowerInvestment for Corporate Class, P.O. Box 75956, Chicago, Illinois 60675-5956. Redemptions will be paid to you by check, in the amount of $250 or more, or the investment balance of your Notes, whichever is less.

Written redemption is automatically available to you and does not require any selection on the application. If you require signatures of two individuals authorized to act on behalf of the business on any redemption check, two signatures will also be required for any written redemption.

We will send a check only to the business that is the registered owner of the Notes at the registered investment address.

The agent bank will mail you a check representing the redemption proceeds no later than the next business day following receipt of the request in proper form, and interest will accrue to, but not including, such next business day.
TELEPHONE REDEMPTION

By use of the telephone redemption option, you authorize the agent bank to act on telephone instructions to have redemption proceeds paid by check or wire transfer. The agent bank’s records of the telephonic instructions are binding. Neither the agent bank nor we will be responsible for the authenticity of telephone redemption requests.

A service fee (as provided in the schedule of fees on the Cat Financial PowerInvestment website at www.catfinancialpowerinvestment.com) will be debited directly from your investment balance in the Notes for any redemption proceeds paid by wire transfers.

The minimum amount that may be redeemed by telephone redemption is $250 for checks and $1,000 for wire transfers.

You must select the telephone redemption option on the application.

Requests for redemption may be made by calling 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday. Check redemptions will be sent only to the registered investment address. Wire redemption instructions must indicate the investment number, the taxpayer identification number and the name of the business that is the registered owner submitting the wire redemption request.

The agent bank will wire redemption proceeds only to the U.S. bank account designated by you on the application.

You may change the predesignated bank and bank account number only by making a written request to the agent. If you require signatures of two individuals authorized to act on behalf of the business on any redemption check, two signatures will also be required to change the predesignated bank and bank account number. Neither the agent bank, nor we, will be responsible

If the redemption proceeds are paid by check, a check representing the redemption proceeds will be mailed to the registered investment address, by the end of the next business day following receipt of the redemption request and interest will accrue to, but not including, the day of your request. If the redemption proceeds are paid by wire transfer, the day and time at which your wire transfer will be received at your bank will vary based on the time of day complete transfer instructions are received by the agent bank. Interest will accrue to, but not including, the day of your request.

- S-7  -

Redemption Option	Procedures	Date of Redemption/Date Interest Ceases to Accrue
for delays in the fund wiring system. If the predesignated bank is not a member of the Federal Reserve System, there may be a delay in crediting your funds to the predesignated bank account.
AUTOMATIC REDEMPTION

By specifying automatic redemption on the application you may elect to redeem a specified part of the Notes on a monthly or quarterly basis.

You are eligible for this redemption option only if your investment balance in the Notes is in excess of $10,000 (and will remain so after redemption).

Each redemption must be for a minimum amount of $250.

	You must select the automatic redemption feature on the application.	Redemption will be on or about the 16th day of each month. A check payable in the amount specified in the application will be sent to the registered investment address. Interest will accrue to, but not including, the day of redemption.
AUTOMATIC CLEARING HOUSE REDEMPTION
You may redeem investments in the Notes at any time by Automatic Clearing House (“ACH”) redemption.

You may initiate an ACH debit through your financial institution from your investment. A minimum redemption of $250 is required.

You may set up an ACH redemption which can be executed utilizing the self-service feature of online access. A $250 minimum redemption is required.

You can establish a bank model to complete on request ACH redemptions by submitting the information in writing on the Electronic Funds Transfer Form. Each registered owner must sign the request and obtain a Medallion Signature Guarantee stamp. In addition, the models must have like ownership, with the same owners on the investment as there are on the investment the funds are going to. Once the form is received, the model will be added to the investment within two business days. Once the model is complete,

The agent bank will initiate the redemption from your investment and an ACH credit will be sent to the financial institution on file via a NACHA formatted transaction file. Funds are transferred to your financial institution one business day following receipt by the agent bank of the request if received by 2:00 p.m. Eastern time. The redemption will post on such day and interest will accrue to, but not including, such day. If received after 2:00 p.m. Eastern time, funds are transferred to your financial institution two business days after receipt of the request. The redemption will post on such day and interest will accrue to, but not including, such day.

- S-8  -

Redemption Option	Procedures	Date of Redemption/Date Interest Ceases to Accrue

a confirmation is generated and sent to the registered address confirming that the transfer instructions have been established.

If you are enrolled in online access, you can use the self-service feature to establish a bank model and complete single ACH redemptions.

Fees

There are no maintenance fees with respect to your investment in Notes nor are there charges for checks or check redemptions. You may, however, be charged a fee by your commercial bank or financial institution if you make an investment or receive a redemption amount by wire transfer. You may also incur a charge in obtaining any signature guarantee that may be required. Fees for checks returned due to insufficient funds, stop payment requests, wire redemption and other special services will be debited directly from your investment balance in the Notes. A service fee (as provided in the schedule of fees on the Cat Financial PowerInvestment website at www.catfinancialpowerinvestment.com) will be debited directly from your investment balance in the Notes for any checks written for less than $250. Information on fees charged with respect to the Variable Denomination Floating Rate Demand Notes is available on the Cat Financial PowerInvestment website at www.catfinancialpowerinvestment.com.

Investor Statements

The agent bank will send a statement to you on approximately the 15th of every month showing a summary of all the transactions made in the Notes during the previous month, including the beginning investment balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. In addition, redemption checks on which payment has been made will be returned monthly to you; the check number and amount of each such check will be indicated on the monthly investment statement. This procedure is subject to change at the discretion of the Cat Financial PowerInvestment Committee or its designee.

You may also enroll to view your investment activity and other correspondence through the online investment access portal. Many of the service options described in this prospectus are also available via this online tool. To enroll for these online options, visit our website at www.catfinancialpowerinvestment.com.

You can obtain current information about the Notes by calling us toll-free at 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or by writing to us at:

Cat Financial PowerInvestment for Corporate Class P.O. Box 75956, Chicago, Illinois 60675-5956.

We will only furnish information to you if you have specified the name, address, PowerInvestment number and taxpayer identification number of the registered owner of the Notes.

TERMINATION, SUSPENSION OR MODIFICATION

We expect that you will be able to invest in the Notes for the foreseeable future, but we reserve the right at any time to terminate, to suspend or from time to time to modify the Plan and the Notes offering in part, in its entirety or in respect of investors located in one or more states or other jurisdictions or to suspend new investments in the Notes. We reserve the right to modify, suspend or terminate any of the investment options and redemption options

- S-9  -

described under “How to Invest” and “How to Redeem.” No termination, modification or suspension shall affect your rights unless the proposed action shall have been communicated to you in sufficient time prior to its effective date to allow you to redeem Notes together with accrued and unpaid interest in accordance with the terms in effect prior to the effective date of such termination, modification or suspension. No such termination or modification of the Plan or suspension or any provision in the Plan may diminish the principal of any Note or unpaid interest on any Note. Any modification that affects the rights or duties of the trustee may be made only with the consent of the trustee.

RIGHTS MAY NOT BE ASSIGNED, TRANSFERRED OR PLEDGED

Except for redemptions, and except for the right to debit amounts credited in error to investment balances, there is no provision in the Plan, in the indenture or in our arrangements with the agent bank under which any person has or may create any lien on amounts credited to your investment balance in the Notes. You may not assign, transfer or pledge rights under the Notes, except upon redemption.

PLAN OF DISTRIBUTION

We are offering the Notes to businesses on a continuing basis through William Blair & Company, L.L.C. (“William Blair & Company”). No commissions will be paid to William Blair & Company for any sales resulting from its efforts although we will pay William Blair & Company an annual administrative fee of $150,000 for the year ended October 3, 2023 and $175,000 for each year thereafter with respect to the Notes and any Variable Denomination Floating Rate Demand Notes offered to other investors under the registration statement relating to the Notes initially for its services. We have agreed to indemnify William Blair & Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We may also from time to time sell Notes directly or designate other agents through whom Notes may be offered. We reserve the right to withdraw, cancel or modify the offer to purchase Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

- S-10  -

Prospectus

CATERPILLAR FINANCIAL SERVICES CORPORATION

VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

We may, from time to time, sell Cat Financial PowerInvestment Notes (the “Notes”) in one or more offerings pursuant to this prospectus. All investments in the Notes are investments in unsecured debt obligations of Caterpillar Financial Services Corporation. Only our assets are available to pay the principal and interest on the Notes.

We will provide the specific terms of the Notes in supplements to this prospectus. This prospectus may not be used to sell the Notes unless accompanied by the applicable prospectus supplement. We urge you to read carefully this prospectus and the applicable prospectus supplement, which will describe the specific terms of the Notes offered, before you make your investment decision.

We may sell the Notes on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For additional information on the method of sale, refer to the section entitled “Plan of Distribution” below. The specific manner in which the Notes may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those Notes.

Investing in the Notes involves risks. You should carefully consider the risk factors described under the heading “Risk Factors” beginning on page 3 of this prospectus and described under the heading “Risk Factors” in our most recently filed annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q and, if applicable, any risk factors described in the accompanying prospectus supplement or any documents incorporated by reference in this prospectus before investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2022

— i —

THE COMPANY

We provide retail and wholesale financing to customers and dealers around the world for Caterpillar products and services, as well as financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products. Retail financing is primarily comprised of installment sale contracts and other equipment-related loans, working capital loans, finance leases and operating leases. Wholesale financing to Caterpillar dealers consists primarily of inventory and rental fleet financing. In addition, we purchase short-term wholesale trade receivables from Caterpillar. The various financing plans offered by Cat Financial are designed to support sales of Caterpillar products and generate financing income for Cat Financial. A significant portion of our activity is conducted in North America and we have additional offices and subsidiaries in Latin America, Asia/Pacific, Europe, Africa and the Middle East. Cat Financial has over 40 years of experience providing financing for Caterpillar products and services, contributing to our knowledge of asset values, industry trends, financing structures and customer needs.

We are a Delaware corporation that was incorporated in 1981. Our principal executive office is located at 2120 West End Avenue, Nashville, Tennessee 37203-0001 and our telephone number is (615) 341-1000.

In this prospectus, unless the context otherwise indicates, the terms “Caterpillar Financial,” “Cat Financial,” “we,” “us” or “our” mean Caterpillar Financial Services Corporation and its wholly-owned subsidiaries, and the term “Caterpillar” means Caterpillar Inc. and its consolidated subsidiaries.

CATERPILLAR

Caterpillar and its subsidiaries have five operating segments, of which four are reportable segments and are described below:

•	Construction Industries: The Construction Industries segment is primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction. The majority of machine sales in this segment are made in the heavy and general construction, rental, quarry and aggregates markets and mining.

•	Resource Industries: The Resource Industries segment is primarily responsible for supporting customers using machinery in mining and heavy construction and quarry and aggregates.

•	Energy & Transportation: The Energy & Transportation segment supports customers in oil and gas, power generation, marine, rail and industrial applications, including Caterpillar machines. The product and services portfolio includes reciprocating engines, generator sets, integrated systems and solutions, turbines and turbine-related services, the remanufacturing of Caterpillar engines and components and remanufacturing services for other companies, diesel-electric locomotives and other rail-related products and services and product support of on-highway vocational trucks for North America.

•	Financial Products: The Financial Products segment is primarily conducted by Cat Financial, Caterpillar Insurance Holdings Inc. (“Insurance Services”) and their respective subsidiaries and affiliates. Cat Financial is a wholly owned finance subsidiary of Caterpillar Inc. and it provides retail and wholesale financing to customers and dealers around the world for Caterpillar products and services, as well as financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products. Retail financing is primarily comprised of installment sale contracts and other equipment-related loans, working capital loans, finance leases and operating leases. Wholesale financing to Caterpillar dealers consists primarily of inventory and rental fleet financing. In addition, Cat Financial purchases short-term wholesale trade receivables from Caterpillar. The various financing plans offered by Cat Financial are designed to support sales of Caterpillar products and services and generate financing income for Cat Financial. A significant portion of such activity is conducted in North America and we have additional offices and subsidiaries in Latin America, Asia/Pacific, Europe, Africa and the Middle East.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes to finance future installment sales and leasing transactions, for loans to customers and dealers and for other corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus or any applicable prospectus supplement, including the documents incorporated by reference herein, may be considered “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public.

Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) the ongoing global coronavirus pandemic; and (xviii) other factors described in more detail in Cat Financial’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission (“SEC”).

Those risk factors may not be exhaustive. We operate in a continually changing business environment and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

RISK FACTORS

Investing in the Notes involves risks. You should consider carefully the following risks and all of the information under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, as well as those risk factors that may be included in the applicable prospectus supplement and other information included in or incorporated by reference into this prospectus, before deciding whether to invest in the Notes. In addition, there may be other risks that a prospective investor should consider that are relevant to its own particular circumstances.

Key risk factors to consider before investing include:

•	An investment in the Notes does not create a bank account or depositor relationship between you and Caterpillar Financial or The Northern Trust Company, as the agent bank.

•	The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of Federal Deposit Insurance Corporation regulation or insurance or any other insurance.

•	All of the money you invest will be used to purchase Notes for you. The Notes are not a money market fund, which is typically a diversified fund consisting of short term debt of many issuers. The Notes are not subject to regulation under the Investment Company Act of 1940, as amended. Consequently, you will not have the benefit of federal laws and regulations designed to help maintain liquidity and a stable share price and set standards for credit quality, diversification and for maturity of individual securities and the overall portfolio.

•	The Notes are not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

•	The Notes are not a brokerage account with William Blair & Company, L.L.C. or any other broker/dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investors Protection Act of 1970.

•	Caterpillar Financial has not requested, and does not anticipate receiving, a rating for the Notes from any rating agency.

•	The interest rate paid on investments in the Notes is set solely by Caterpillar Financial and may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time. The interest rate also does not necessarily bear any relation to the risks associated with or changes in our, or Caterpillar’s, creditworthiness, credit rating or financial condition and may not compensate you for any increase in credit risk of investment in Notes.

•	Although you may redeem your investment in the Notes at any time in whole or in part, in the manner explained in this prospectus, you are not able to transfer your investment in the Notes to someone else. As a result, the Notes are not listed on any securities exchange, no secondary market for the Notes currently exists nor will one develop in the future. Consequently, there is no public market valuation of the Notes to assist you in evaluating the Notes or the yield earned.

•	The Notes are investments in unsecured debt obligations of Caterpillar Financial. Only our assets are available to pay the principal and interest on the Notes.

•	The Notes are not guaranteed, endorsed or insured by Caterpillar, our corporate parent, or any financial institution or government entity. Caterpillar Financial does not maintain reserves for its obligations under the Notes. There is a risk that Caterpillar Financial will be unable to meet interest payments or repay principal on the Notes. You may lose all or part of your investment, including accrued interest, if Caterpillar Financial is unable to pay its debts, enters bankruptcy or seeks protection from its creditors.

•	You will not be able to exchange your Notes for any other securities of Caterpillar Financial.

CAT FINANCIAL POWERINVESTMENT COMMITTEE

The Cat Financial PowerInvestment Committee has the full power and authority to, among other things:

•	amend the Cat Financial PowerInvestment Plan and each specific offering of the Notes to the extent described in the applicable prospectus supplement;

•	interpret the provisions of the Cat Financial PowerInvestment Plan;

•	adopt rules and regulations in connection therewith;

•	redeem any investments in the Notes that the Cat Financial PowerInvestment Committee determines are not consistent with the objectives of the Cat Financial PowerInvestment Plan; and

•	make certain determinations in accordance with the Cat Financial PowerInvestment Plan, including setting the rates of interest to be paid on the Notes.

The Cat Financial PowerInvestment Committee shall consist of at least three persons designated from time to time by our Board of Directors. Our Board of Directors initially designated the Cat Financial PowerInvestment Committee to consist of the persons elected from time to time as the President, an Executive Vice President and the Treasurer of Cat Financial. To date, persons holding those positions continue to constitute the Cat Financial PowerInvestment Committee although our Board of Directors may change this at any time. Our President may from time to time designate an alternate for each member, who shall have full power to act in the absence or inability to act of such member. As provided in the Cat Financial PowerInvestment Plan, the Cat Financial PowerInvestment Committee has delegated its authority to determine the interest rate on the Notes to the appropriate Funding Manager in the Treasury Department of Caterpillar Financial. The address of each member of the Cat Financial PowerInvestment Committee is 2120 West End Avenue, Nashville, Tennessee 37203-0001. The members of the Cat Financial PowerInvestment Committee receive no additional compensation for their Committee services.

The members of the Cat Financial PowerInvestment Committee and the Funding Managers may from time to time have potential conflicts of interest from the point of view of investors in the Notes. All members of the Cat Financial PowerInvestment Committee and the Funding Managers to date have been, and are expected in the future to be, employees or directors of Caterpillar Financial, Caterpillar or one of their respective subsidiaries. All of the money you invest will be invested in the Notes, which are unsecured debt securities of Caterpillar Financial. Consequently, the members of the Cat Financial PowerInvestment Committee and the Funding Managers may make decisions that investors do not believe to be in their best interest.

Under the Cat Financial PowerInvestment Plan, no member of the Cat Financial PowerInvestment Committee or alternate or a director, officer or employee of Caterpillar Financial, Caterpillar or any of their subsidiaries will be liable for any action or failure to act under or in connection with the Cat Financial PowerInvestment Plan, except for his or her own bad faith. Caterpillar Financial will indemnify and hold any such person harmless from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, or proceeding in which he or she may be involved by reason of any action taken or failure to act under the Cat Financial PowerInvestment Plan, except a judgment in favor of Caterpillar Financial based upon a finding of his or her bad faith.

Agent Bank

The Northern Trust Company is the agent bank for the Notes. Northern Trust’s services include:

•	maintenance of records of investments in the Notes by the investor;

•	receipt of funds being invested in Notes and disbursement of funds upon redemption of Notes;

•	transaction processing and accounting;

•	preparation of investment statements and other correspondence to investors;

•	investor servicing;

•	maintenance of records of the investment balance in the Notes, accrual of interest, and payment and reinvestment of interest; and

•	tax reporting and filing with the proper authorities.

We pay the agent bank an administrative fee for these services.

Description of the Notes

As required by Federal law for all publicly-offered notes of companies, the Notes are governed by a document called the indenture. The indenture is a contract, dated as of July 15, 1991, as supplemented by supplemental indentures, between us and U.S. Bank Trust National Association (as successor to the former trustee), which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “Events of Default and Notices.” Second, the trustee may perform certain administrative duties for us.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to the registration statement relating to the Notes. See “Where You Can Find More Information” for information on how to obtain a copy.

This section summarizes all the material terms of the Notes. Because this section is a summary, it does not describe every aspect of the Notes and is subject to and qualified in its entirety by reference to all provisions of the indenture, including definitions of certain terms used in the indenture. We describe the meaning for only the more important of those terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, such sections or defined terms are incorporated by reference here.

General

Subject to the maximum total investment described in the applicable prospectus supplement, the Notes will be issuable in any amount and will mature upon your demand. The Notes will be identical except for their issue date and principal amount. We may reject any offer to purchase Notes in whole or in part. All investments in the Notes are investments in our unsecured debt obligations and are not obligations of or guaranteed by Caterpillar, the agent bank or any other company. Caterpillar Financial does not maintain reserves for its obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are redeemable at your option in the manner described in the applicable prospectus supplement.

Following an initial investment, investors may make additional investments and redemptions from time to time as described in the applicable prospectus supplement. As a result, the outstanding principal amount of the Notes will increase and decrease from time to time. The daily amount and rate of redemptions are affected by many factors, including but not limited to, the rates we offer on the Notes from time to time, the wide variety of alternative investment options in the market that are available to our investors and seasonal increases in redemptions and investments.

In the event that investors seek to redeem a large dollar amount of Notes over a short period of time, although there can be no assurance, we believe that we will have sufficient funds available to meet our commitments under the Notes. Liquidity management is both a daily and long-term component of our management strategy. In the event that we require funds beyond our ability to generate them internally, additional sources of funds are available to us and to Caterpillar, through various lines of credit. In addition, we may access funds, if necessary, through variable amount lending arrangements with Caterpillar. We have also entered into a support agreement with Caterpillar, as described below. For more information, see the discussion of our capital resources and liquidity in our Forms 10-K and 10-Q that have been filed with the SEC and are incorporated by reference into this prospectus. The Notes will earn a floating rate of interest to be determined solely by the Cat Financial PowerInvestment Committee or its designee. The initial interest rate applicable to the Notes and all subsequent changes to the initial interest rate will be disclosed in pricing supplements filed with the SEC and posted on www.catfinancialpowerinvestment.com.

The Notes are unsecured and will rank equally and ratably with all of our other unsecured and non-subordinated debt of Caterpillar Financial. The indenture does not limit the principal amount of the Notes or any of our other debt that may be issued.

The Notes will be issued in uncertificated form and you will not receive any certificate or other instrument evidencing our indebtedness. All funds you invest in the Notes, together with interest accrued thereon, and redemptions, if any, will be recorded on a register maintained by the agent bank.

We May Redeem The Notes At Our Option

We may redeem, at any time at our option, all or any part of the Notes. Any partial redemption of Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the trustee. (section 301) We also may redeem the principal amount of your Notes, together with accrued and unpaid interest thereon, if you are not eligible to invest in the Notes. (section 305) We generally will give you 30 days prior written notice if your Notes are to be redeemed in whole or in part. (section 302)

In addition, as provided in the Cat Financial PowerInvestment Plan, we may also redeem, at any time at our option, the Notes of any investor who we determine in our sole judgment and discretion is abusing or misusing the investment or redemption provisions applicable to the Notes. In such circumstances, we will notify the investor of our intention to redeem in full the Notes on the third Business Day following the date of our notice.

The full or partial Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption, will be paid to you by check. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption. (section 303) A final redemption check (less any service fee) will be sent to the investor in an amount equal to the principal amount of the redeemed Notes, including accrued and unpaid interest.

Support Agreement

We have a support agreement with Caterpillar that provides, among other things, that Caterpillar will:

•	remain, directly or indirectly, our sole owner;

•	ensure that we will maintain a tangible net worth of at least $20 million;

•	permit us to use (and we are required to use) the name “Caterpillar” in the conduct of our business; and

•	ensure that we maintain a ratio of earnings and interest expense (as defined in the support agreement) to interest expense of not less than 1.15 to 1.

Caterpillar’s obligations under the support agreement are to us only and are not directly enforceable by any of our creditors nor do they constitute a guarantee by Caterpillar of the payment of any of our debts or other obligations, including the Notes. If Caterpillar breaches its obligations to remain our owner or ensure that we maintain a tangible net worth of at least $20 million, any person or corporation who has lent us money may demand that we enforce our rights under the support agreement. If we fail or refuse to enforce our rights, any of our lenders may proceed against us to enforce our rights.

The indenture provides that we:

•	will observe and perform in all material respects all of our covenants or agreements contained in the support agreement;

•	to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the support agreement; and
•	will not waive compliance under, amend in any material respect or terminate the support agreement; provided, however, that the support agreement may be amended if that amendment would not have a material adverse effect on the holders of any outstanding Notes or if the holders of at least 66 2/3% in principal amount of the outstanding Notes so affected (excluding from the amount so outstanding and from such holders, the holders who are not so affected) shall waive compliance with these provisions insofar as it relates to that amendment. (section 1004)

Restrictions on Liens and Encumbrances

We have agreed in the indenture that we will not create, assume or guarantee any secured debt unless we have made effective provisions to secure the Notes (and, if we determine, any other indebtedness of or guaranteed by us), equally and ratably with such secured debt. The term “secured debt” shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any of our property of any character. This covenant does not apply to debt secured by:

•	mortgages, pledges, liens, security interest or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by us;

•	mortgages, pledges, liens, security interests or encumbrances on property existing at the time it is acquired, whether or not assumed by us;

•	mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time the corporation is merged into or consolidated with us or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us;

•	mortgages, including mortgages, pledges, liens, security interests or encumbrances, on our property in favor of the United States of America, any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages;

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien, security interest or encumbrance referred to in the foregoing four items; or

•	any mortgage, pledge, lien, security interest, or encumbrance securing indebtedness owing by us to one or more of our wholly owned subsidiaries.

Notwithstanding the above, under the indenture we may, without securing the Notes, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect to these restrictions, the aggregate amount of all outstanding secured debt (not including secured debt permitted under the foregoing exceptions) does not exceed 5% of our “consolidated net tangible assets.” (sections 101 and 1005)

The indenture provides that we shall not consolidate or merge with, and shall not convey, transfer or lease our property or assets, substantially as an entirety, to another corporation if as a result any of our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not permitted by the terms of the indenture unless we have made effective provisions to secure the Notes equally and ratably with (or prior to) all indebtedness thereby secured. (section 801)

For purposes of the indenture, the term “consolidated net tangible assets” shall mean as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, trade names, unamortized debt discount and expense and other like intangibles, all as shown in our and our subsidiaries’ most recent consolidated financial statements prepared in accordance with generally accepted accounting principles. The term “subsidiary,” as used in this section, means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by us or by one or more other corporations more than 50% of such stock of which is similarly owned or controlled. (section 101)

The Trustee

The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (section 613) In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture it is a creditor of ours.

U.S. Bank Trust National Association (as successor to the former trustee), the trustee under the indenture, maintains a banking relationship with Caterpillar and us.

Events of Default and Notices

The following events are defined in the indenture as “events of default” with respect to the Notes:

•	default in the payment of any part of or all of the principal of or interest on any Note when due and payable, provided that the trustee may determine that the failure to pay shall not be deemed to be an event of default under various circumstances, such as when the person demanding payment is not legally entitled to it or upon the occurrence of an administrative error;

•	default in the performance, or breach, of any term or provision of the covenants to maintain the support agreement;

•	default in the performance, or breach, of any of our other covenants or warranties in the indenture, which continues for 60 days after we are given written notice by either the trustee or the holders of at least 25% in principal amount of the Notes outstanding and affected thereby;

•	Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of our capital stock;

•	our default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 (including a default with respect to debt securities other than the Notes), if such indebtedness has not been discharged or becomes no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding Notes;

•	certain events in bankruptcy, insolvency or reorganization of us; and

•	certain events in bankruptcy, insolvency or reorganization of Caterpillar or one of its subsidiaries if such event affects any significant part of our assets of or any of our subsidiaries. (section 501)

If an event of default with respect to the outstanding Notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such declaration and its consequences. (section 502)

The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to the Notes, shall give to the holders of the Notes notice of all uncured defaults known to it (the term “default” means the events specified above without grace periods), provided that, except in the case of default in the payment of principal of or interest, if any, on any Notes, the trustee shall be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of Notes. (section 602)

We will be required to furnish annually to the trustee a statement by certain of our officers to the effect that to their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any of our obligations, specifying each such default. (section 1006)

The holders of a majority in principal amount of the outstanding Notes affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee with respect to the Notes, and to waive certain defaults. (sections 512 and 513)

The indenture provides that in case an event of default occurs and is continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (section 601) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of Notes unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which the trustee might incur in complying with the request. (section 603)

Modification of the Indenture

We and the trustee may modify or amend the indenture, with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding Notes issued under the indenture, provided that no such modification or amendment may, without the consent of each holder of the Notes that are affected:

•	change the character of the Notes from being payable on demand or reduce the principal amount of any Note;

•	impair the right to institute a suit for the enforcement of any payment on or with respect to any Note;

•	reduce the above-stated percentage of holders of Notes necessary to modify or amend the indenture;

•	change any obligation, with respect to outstanding Notes, to maintain an office or agency for the purposes specified in the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults. (section 902)

Taxes

The following is a general summary of the U.S. Federal income tax consequences to you if you invest in the Notes. The discussion addresses only the income tax consequences to you if you are an individual and are a citizen of the United States for Federal income tax purposes. You should consult your own tax advisors concerning the application of U.S. Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to your situation.

Neither the Cat Financial PowerInvestment Plan nor the Notes are qualified under Section 401(a) of the Internal Revenue Code, as amended. All interest credited to your Notes in any taxable year is reportable by you as taxable income for Federal income tax purposes. Early in each year, the agent bank will provide to you the full amount reportable as taxable income for the previous year. The agent bank also will file tax information returns as required by law. Backup withholding may apply to you if you fail to comply with applicable tax identification requirements. Interest credited to the Notes also may be subject to state and local income taxes.

Plan of Distribution

We are offering the Notes on a continuing basis through William Blair & Company, L.L.C. (“William Blair & Company”). No commissions will be paid to William Blair & Company for any sales resulting from its efforts, although we will pay William Blair & Company an annual administrative fee of $150,000 for the year ended October 3, 2023 and $175,000 for each year thereafter with respect to the Notes and any Variable Denomination Floating Rate Demand Notes offered to other investors under the registration statement relating to the Notes initially for its services. We have agreed to indemnify William Blair & Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We may also from time to time sell Notes directly or designate other agents through whom Notes may be offered. We reserve the right to withdraw, cancel or modify the offer to purchase Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

Validity of Notes

The validity of the Notes will be passed upon by Sidley Austin LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We filed a registration statement on Form S-3 related to the Notes with the SEC. This prospectus is part of the registration statement, but the registration statement includes additional information. You will find additional information about us and the Notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

We and Caterpillar each file annual, quarterly and current reports, proxy statements (Caterpillar only) and other information with the SEC. Our SEC filings (file number 001-11241) and the filings of Caterpillar (file number 001-00768) are available to the public at the SEC’s web site at http://www.sec.gov. Copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to these reports filed or furnished with the SEC are available free of charge through Caterpillar’s Internet site (www.caterpillar.com/secfilings) as soon as reasonably practicable after filing with the SEC. None of the information contained at any time on either our Internet site or Caterpillar’s Internet site is incorporated by reference into this prospectus. You may also obtain and review the reports and other information concerning us at the offices of the New York Stock Exchange.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 16, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 4, 2022 and August 3, 2022;

•	our Current Reports on Form 8-K filed with the SEC on January 10, 2022, May 13, 2022 and September 6, 2022; and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Notes covered by this prospectus have been sold or the offering of the Notes has been otherwise terminated.

We are not, however, incorporating by reference any documents, or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 of Form 8-K.

Copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to these reports filed or furnished with the SEC are available free of charge through Caterpillar’s Internet site (www.caterpillar.com/secfilings). None of the information contained at any time on our Internet site or Caterpillar’s Internet site is incorporated by reference into this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

Caterpillar Financial Services Corporation
Attention: Legal Department
2120 West End Avenue
Nashville, Tennessee 37203-0001
Telephone: 615-341-1000

You should not assume that the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and any applicable prospectus supplement or any sale of the Notes. Additional updating information with respect to the matters discussed in this prospectus and any applicable prospectus supplement may be provided in the future by means of appendices or supplements to this prospectus and any applicable prospectus supplement or other documents including those incorporated by reference.